[Letterhead of Harvard Industries, Inc.]

                                                                           NEWS
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For Immediate Release
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Contact:
David A. White
Harvard Industries, Inc.
(908) 437-4100


               Harvard Receives Court Approval of Final Order For
                      Debtor in Possession Credit Facility

Lebanon, New Jersey - (February 19, 2002) Harvard Industries, Inc. announced today that it received a final order approving its Debtor in Possession credit facility with The CIT Group/Business Credit and Citicorp USA, Inc.

The Company established a Secured Super-Priority Debtor-In-Possession Financing Agreement dated as of January 24, 2002 and amended and restated as of February 4, 2002 with The CIT Group/Business Credit, Inc. and Citicorp USA, Inc. for up to $35 million. "We are pleased to have court approval for our secured DIP financing," said Roger Pollazzi, Chairman & Chief Executive Officer. "The management team has worked extremely hard to secure this agreement that will allow the Company to continue to operate its businesses while actively pursuing strategic alternatives to maximize the value of its estates, including potential sales of the businesses and assets of the Company," added Pollazzi.

Harvard Industries, Inc. designs, develops, and manufactures a broad range of components for OEM manufacturers and the automotive aftermarket, as well as aerospace and industrial and construction equipment applications worldwide. The Company has approximately 2,000 employees at 9 plants in the United States and Canada.




Statements herein regarding the Company's future performance, including the Company's ability to consummate transactions, constitute forward-looking statements within the meaning of Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. With respect to the Company's long-term business strategies, management has made certain assumptions regarding the Company's performance which may change or be affected by, among other things, customer demand for the Company's products, and adverse changes in general, market and industry conditions. In addition, there can be no assurance that the Company will be able to successfully identify, negotiate or complete any acquisitions or divestiture transaction, which the Company may be currently contemplating. Management believes that forward-looking statements are reasonable, however undue reliance should not be placed on such forward-looking statements, which are based on current expectations.